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Exhibit 23.1

Independent Auditors' Consent

The Board of Directors
First Community Bancorp:

We consent to incorporation by reference in the registration statement on Form S-8 of First Community Bancorp of our report dated March 14, 2003, relating to the consolidated balance sheets of First Community Bancorp and subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of earnings, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of First Community Bancorp filed on March 27, 2003.

As discussed in Note 1 to the consolidated financial statements, the Company changed its method of accounting for goodwill and other intangibles in 2002.

                      /s/ KPMG LLP

San Diego, California
July 30, 2003

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Independent Auditors' Consent